UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14a

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Imperial Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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IMPERIAL HOLDINGS, INC.

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 6, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Imperial Holdings, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m. (ET) on Thursday, June 6, 2013 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019, for the following purposes:

1.	To elect James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein, Gerald Hellerman and Antony Mitchell to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To vote on an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To determine the frequency of future shareholder advisory votes on executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Only shareholders of record as of the close of business on March 28, 2013 will be entitled to attend and vote at the Annual Meeting and at any postponement, continuation or adjournment thereof. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize your proxy by internet, telephone, or, if you utilize the paper copy of the proxy card, by marking, signing, dating and returning your proxy card as promptly as possible, so that your shares will be represented at the Annual Meeting. If you utilize the enclosed proxy card, no postage is required if mailed in the United States. You may revoke your proxy at any time before it has been voted. This Notice, the Proxy Statement, the proxy card and the Company’s 2012 Annual Report are first being sent on or about April 8, 2013 to the holders of the Company’s common stock as of the close of business on March 28, 2013.

By Order of the Board of Directors

Michael Altschuler
General Counsel and Secretary April 8, 2013

IMPERIAL HOLDINGS, INC.

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 6, 2013

The Company will hold its 2013 Annual Meeting of Shareholders (the “Annual Meeting”) at 10:00 a.m. (ET) on Thursday, June 6, 2013 at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor, New York, New York 10019. This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the meeting, and at any continuation, postponement or adjournment of the Annual Meeting. The Notice of Meeting, this Proxy Statement, the proxy card and a copy of the Company’s 2012 Annual Report are first being sent on or about April 8, 2013 to the holders of the Company’s common stock as of the close of business on March 28, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 6, 2013

The Company’s Proxy Statement and 2012 Annual Report are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16911

Shareholders may receive directions to attend the meeting in person by calling Mr. David Sasso at 561-672-6114 or by emailing ir@imperial.com.

ABOUT THE ANNUAL MEETING

What are the matters to be voted on at the Annual Meeting?

At the meeting, you will be entitled to vote on the following proposals:

1.	To elect James Chadwick, Michael Crow, Andrew Dakos, Richard Dayan, Phillip Goldstein, Gerald Hellerman and Antony Mitchell to our Board of Directors until the next annual meeting of shareholders and their successors have been elected and qualified;

2.	To approve an advisory resolution on the compensation of certain of the Company’s executive officers;

3.	To determine the frequency of future shareholder advisory votes on executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

How does the Board recommend that I vote?

The Board recommends that you vote your shares as follows:

•	“FOR” the election of each of the nominees for director named in this Proxy Statement;

•	“FOR” the advisory resolution on the compensation of certain of the Company’s executive officers; and

•	FOR a frequency of “1 YEAR” for future shareholder advisory votes on executive compensation.

•	“FOR” the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Who is entitled to vote?

Shareholders as of the close of business on March 28, 2013 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares.

At the close of business on the Record Date, we had outstanding and entitled to vote 21,206,121 shares of common stock.

What is a “broker non-vote”?

If your bank, broker or other nominee does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of future shareholder advisory votes on executive compensation.

What constitutes a quorum?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxy. A majority of the votes entitled to be cast on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Only votes cast “FOR” a nominee will be counted in the election of directors. Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Broker non-votes will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Advisory Vote on Executive Compensation. The advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes are not considered a vote cast and therefore will have no effect on the outcome of this matter.

Advisory Vote on Frequency of Future Shareholder Advisory Votes on Executive Compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency recommended by our shareholders. Abstentions and broker non-votes will therefore have no effect on this vote.

Ratification of Auditors. The ratification of the selection of Grant Thornton LLP will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions are not considered a vote cast and therefore will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.

How are proxies being solicited?

Proxies may be solicited on behalf of our Board by mail, personally, by telephone, by facsimile or by email or other electronic transmission by directors, officers or other employees of the Company. The Company will pay the cost of soliciting proxies on its behalf. The Company may also pay brokers or nominees holding common stock of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

How do I vote my shares without attending the Annual Meeting?

If you are a registered shareholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•

By Mail—By completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and Telephone voting facilities will close at 11:59 p.m. (Eastern Time) on June 5, 2013 for the voting of shares held by shareholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card, and must be received by June 5, 2013. Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.

If your shares are held in street name, your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.

Our Board of Directors has designated our Chief Executive Officer, Antony Mitchell, and our General Counsel and Secretary, Michael Altschuler, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a shareholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting as well as to speed the tabulation of votes.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each proxy card or, if you vote via the internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via the internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via the internet or telephone before the closing of those voting facilities;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the meeting.

Only the latest validly executed proxy that you submit will be counted.

How do I gain admittance to the Annual Meeting?

Only our shareholders on the Record Date will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a shareholder of record, your name will be checked against our list of shareholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares on the Record Date in order to be admitted to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K within four business days following the Annual Meeting.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our General Counsel and Secretary, Michael Altschuler, toll free at 1-888-364-6775.

ITEM 1—ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board is to be comprised of a minimum of three (3) and a maximum of fifteen (15) directors, as determined from time to time in accordance with our Bylaws. The Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously nominated the seven director nominees listed below for election to the Board at the Annual Meeting. All nominees other than Messrs. Chadwick and Dayan currently serve as members of the Board.

Directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Director Nominees

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name	Age	Position
James Chadwick	39	Director
Michael Crow	50	Director
Andrew Dakos	47	Director
Richard Dayan	70	Director
Phillip Goldstein	68	Chairman of the Board
Gerald Hellerman	75	Director
Antony Mitchell	48	Director & Chief Executive Officer

Set forth below is a brief description of the business experience of each of our current directors and director nominees, as well as certain specific experiences, qualifications and skills that led to the Board’s conclusion that each of the directors set forth below is qualified to serve as a director.

James Chadwick

Mr. Chadwick is a Managing Director of the private equity firm Main Street Investment Partners, LLC and is currently a director of the Special Opportunities Fund, Inc. From June 2010 to April 2011, Mr. Chadwick served as a Managing Director of the private equity firm Opus Partners, LLC. From March 2009-June 2010, Mr. Chadwick served as a Managing Director of the private equity firm Harlingwood Equity Partners LP. From January 2006-December 2008, Mr. Chadwick was the Managing Partner of Chadwick Capital Management. We believe that Mr. Chadwick is qualified to serve on our Board of Directors because of his financial expertise and varied experience in strategic investments.

Michael Crow

Mr. Crow became a member of our Board of Directors upon the consummation of our initial public offering in February of 2011. Mr. Crow is President and Chief Executive Officer of Ability Reinsurance (Bermuda) Limited, a life reinsurance company he founded in 2007 concentrating on long-term care and disability reinsurance. From June 2008 to October 2011, Mr. Crow also served as Vice President of Proverian Capital which underwrites life settlements. From June 1998 to March 2003, Mr. Crow served as Vice President and Senior Vice President at Centre Group in Hamilton, Bermuda, with respect to its life reinsurance and life settlement business and continued until May 2005 as an actuarial consultant advising Centre Group. Mr. Crow was selected to serve on our Board of Directors because of his experience in the life insurance and life settlement industry as well as his prior work as an actuarial consultant.

Andrew Dakos

Mr. Dakos became a member of our Board of Directors in August 2012. In 2001, Mr. Dakos joined what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Dakos and his business partners formed Brooklyn Capital Management, LLC, an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Dakos is currently the President and a director of Special Opportunities Fund and serves as a director of the Mexico Equity & Income Fund and Brantley Capital Corporation. He also serves as a director of UVitec Printing Ink, Inc., a privately held manufacturing company. Mr. Dakos graduated from the University of Delaware in 1988 with a BS in Business Administration, Finance concentration. On October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent “obey the law” injunction and fining Mr. Dakos and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information. In light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, Mr. Dakos and the other parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order. We believe that Mr. Dakos is qualified to serve on our Board of Directors because of his broad business experience.

Richard Dayan

Mr. Dayan has served for twenty years as the President and owner of Cactus Trading, an importer and exporter of clothing and accessories. Mr. Dayan formerly served for fifteen years as controller for Biltmore Textiles, a major textile company. Prior to that, he was an auditor for a public accounting firm. We believe that Mr. Dayan is qualified to serve on our Board of Directors because of his financial expertise and broad business experience.

Phillip Goldstein

Mr. Goldstein became a member of our Board of Directors in August 2012. In December 1992, after working twenty-five years as a civil engineer for the City of New York, Phillip Goldstein co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Brooklyn Capital Management, LLC, and SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, ASA Ltd., Special Opportunities Fund, MVC Capital and Brantley Capital Corporation. Mr. Goldstein has a Bachelor of Engineering degree from the University of Southern California in 1966 and a Master of Engineering degree from C.C.N.Y in 1968. On October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent “obey the law” injunction and fining Mr. Goldstein and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information. In light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, Mr. Goldstein and the other parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order. We believe that Mr. Goldstein is qualified to serve on our Board of Directors because of his long and varied experience in strategic investments.

Gerald Hellerman

Mr. Hellerman became a member of our Board of Directors in August 2012. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993. Mr. Hellerman currently serves as a director and chairman of the Audit Committee for MVC

Capital, Inc., as director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc., as director, chief financial officer and chief compliance officer for Special Opportunities Fund, Inc., as director for Ironsides Partners Opportunity Offshore Fund Ltd; and as director of Brantley Capital Corporation. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years. Mr. Hellerman has a Bachelor of Arts, Economics, and an M.B.A., Finance concentration, from the University of Massachusetts. We believe that Mr. Hellerman is qualified to serve on our Board of Directors because of his financial expertise, broad business experience and his experience as a director of numerous other companies.

Antony Mitchell

Mr. Mitchell has served as our Chief Executive Officer since February of 2007 and prior to August 14, 2012, also served as our chairman. He has 19 years of experience in the financial industry. From 2001 to January 2007, Mr. Mitchell was Chief Operating Officer and Executive Director of Peach Holdings, Inc., a holding company which, through its subsidiaries, was a provider of specialty factoring services. Mr. Mitchell was also a co-founder of Singer Asset Finance Company, LLC (a subsidiary of Enhance Financial Services Group Inc.) in 1993, which was involved in acquiring insurance policies, structured settlements and other types of receivables. From June 2009 to November 2009, Mr. Mitchell was the Chair of the Board of Polaris Geothermal, Inc., which focuses on the generation of renewable energy projects. Since 2007, Mr. Mitchell has served as a director (being appointed Executive Chair of the Board of Directors in 2010) of Ram Power, a renewable energy company listed on the Toronto Stock Exchange. Mr. Mitchell’s qualifications to serve on our Board include his knowledge of our company and the specialty finance industry and his years of leadership at our company.

EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current executive officers who are not also directors. There are no family relationships among any of our current directors or executive officers.

Richard O’Connell, Jr.	Chief Financial Officer and Chief Credit Officer
Age: 55	Executive Officer Since: 2010

Mr. O’Connell has served as our Chief Financial Officer since April 2010 and Chief Credit Officer since January 2010. From January 2006 through December 2009, Mr. O’Connell was Chief Financial Officer of RapidAdvance, LLC, a specialty finance company. From January 2002 through September 2005 he served as Chief Operating Officer of Insurent Agency Corporation, a provider of tenant rent guaranties to apartment REITs. From March 2000 to December 2001, Mr. O’Connell acted as Securitization Consultant to the Industrial Bank of Japan. From January 1999 to January 2000, Mr. O’Connell served as president of Telomere Capital, LLC, a life settlement company. From December 1988 through 1998 he served in various senior capacities for Enhance Financial Services Group Inc., including as President and Chief Operating Officer of Singer Asset Finance Company from 1995 to 1998 and Senior Vice President and Treasurer of Enhance Financial Services Group Inc. from 1989 through 1996.

Miriam Martinez	Senior Vice President of Finance and Operations
Age: 56	Executive Officer Since: 2012

Ms. Martinez has served as our Senior Vice President of Finance and Operations since September 2010. She primarily oversees the day to day financial, accounting and human resource activities of the Company. Ms. Martinez joined the Company in September 2010 prior to our initial public offering. From the period of 2006 to February 2010, Ms. Martinez served as Regional President and Chief Financial Officer of Qimonda N.A. a U.S. subsidiary of a German memory chip manufacturer. From 2000 to 2006, Ms. Martinez was Chief Financial Officer of Infineon N.A., a U.S. subsidiary of a German-based global semiconductor company. Ms. Martinez has also held executive positions at Siemens and White Oak Semiconductor, a joint venture between Siemens and Motorola. Ms. Martinez has a Bachelor of Accounting from Pace University and a MBA from Nova University. She has also completed the Siemens Executive MBA Program with Duke University.

Michael Altschuler	General Counsel and Secretary
Age: 35	Executive Officer Since: 2012

Mr. Altschuler joined the Company in December of 2010 as Associate General Counsel and was named General Counsel in April 2011. From 2007 to 2010, Mr. Altschuler was Director & Counsel at UBS Investment Bank where he had legal responsibility for high-yield originations and bridge lending. Prior to UBS, Mr. Altschuler was associated with the law firm of Latham & Watkins LLP. Mr. Altschuler earned his juris doctor from Columbia Law School where he was a Harlan Fiske Stone Scholar.

CORPORATE GOVERNANCE

The Board of Directors

The Board is presently comprised of six directors, five of whom have been determined by the Board to be independent under the rules of The New York Stock Exchange (“NYSE”). The independent directors are Michael Crow, Andrew Dakos, Phillip Goldstein, Gerald Hellerman and Robert Rosenberg. Mr. Mitchell is not independent because he is the Company’s Chief Executive Officer. Mr. Rosenberg, who has served as a director since the Company’s initial public offering, informed the Board on March 12, 2013 that he would not stand for election at the Annual Meeting.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established three standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, the Board currently maintains one ad hoc committee, the Special Committee, to oversee developments related to certain investigations.

The Company’s bylaws require the Board to elect a Chair, who presides at the meetings of the Board. If the Chair is an employee of the Company, the Company’s bylaws require the Board to elect a Lead Director as well, who presides at executive sessions of our independent directors. In connection with the Company's initial public offering, Walter Higgins was named Lead Director and Antony Mitchell was named Chairman of the Board. Effective August 2, 2012, Mr. Higgins resigned from the Board and on August 14, 2012 Mr. Goldstein was appointed Chairman. Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having a non-employee director, Mr. Goldstein, as its Chair of the Board. As a result, the Board does not currently have a Lead Director. We believe our current leadership structure is the optimal structure for us at this time and recognize that different board leadership structures may be appropriate in different situations.

The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, are responsible for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

Majority Voting Policy

Directors are elected by a plurality of votes cast by shares entitled to vote at each Annual Meeting. However, our Board has adopted a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Factors that the committee and Board will consider under this policy may include:

•	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	New York Stock Exchange listing requirements, and

•	our Corporate Governance Guidelines.

Any director who tenders his or her resignation under this policy will not participate in the committee recommendation or Board action regarding whether to accept the resignation offer. If all of the members of the Corporate Governance and Nominating Committee receive a majority withheld vote at the same election, then the independent directors who do not receive a majority withheld vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept such resignations.

Board Committees and Meetings

The Board maintains an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as well as an ad hoc Special Committee, all of whose functions are described below. All members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Special Committee are independent directors.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each maintain a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. These committee charters are available in their entirety on our website at www.imperial.com in the Investors Relations section, under the Corporate Governance tab.

The following table sets forth the membership of the Board’s committees prior to those committees being reconstituted on August 14, 2012:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Special Committee
David A Buzen	X	X		X
Michael A. Crow	X		X	X
Walter M. Higgins(1)		X	CHAIR	CHAIR
Robert Rosenberg	CHAIR			X
A. Penn Hill Wyrough(1)		CHAIR	X	X

(1)	Messrs. Higgins and Wyrough resigned from the Board of Directors, effective on August 2, 2012.

The following table sets forth the membership of the Board’s committees at December 31, 2012:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Special Committee
David A Buzen(1)	X
Michael A. Crow	X	X	X
Andrew Dakos		CHAIR	X	X
Phillip Goldstein		X	CHAIR	CHAIR
Gerald Hellerman	CHAIR	X	X	X
Robert Rosenberg	X

(1)	Mr. Buzen resigned from the Board of Directors on January 14, 2013.

The following table sets forth the anticipated membership of the Board’s committees, assuming election of all seven director nominees at the Annual Meeting:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Special Committee
James Chadwick	X
Michael A. Crow	X	X	X
Andrew Dakos		CHAIR	X	X
Richard Dayan	X
Phillip Goldstein		X	CHAIR	CHAIR
Gerald Hellerman	CHAIR	X	X	X

Meetings

The Board, standing committees and Special Committee met as follows during the year ended December 31, 2012:

Name	Number of Meetings
Board of Directors	14
Audit Committee	6
Compensation Committee	5
Corporate Governance and Nominating Committee	3
Special Committee	31

The non-management directors also meet routinely in executive session in connection with regular meetings of the Board.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. During 2012, each director attended at least 75% of the board meetings and meetings of committees on which the director served.

The Audit Committee

The Audit Committee consists of Messrs. Hellerman, Crow and Rosenberg, with Mr. Hellerman serving as chair. Our Board has determined that Messrs. Hellerman and Rosenberg are audit committee financial experts as defined under the rules of the SEC, and all Audit Committee members are independent under the applicable listing standards of the NYSE and applicable rules of the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Mr. Chadwick is also an audit committee financial expert and it is anticipated that Messrs. Chadwick and Dayan will join the Audit Committee if elected to the Board.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and reviews the adequacy of the Audit Committee Charter on an annual basis.

The Compensation Committee

The Compensation Committee consists of Messrs. Dakos, Crow, Goldstein and Hellerman, with Mr. Dakos serving as chair. The Compensation Committee establishes, administers and reviews our policies, programs and procedures for compensating our executive officers and directors.

The Compensation Committee is responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; and (b) reviewing the adequacy of the Compensation Committee Charter on an annual basis.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our executive officers, please see the “Compensation Discussion and Analysis” section below.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of Messrs. Goldstein, Crow, Dakos and Hellerman, with Mr. Goldstein serving as chair.

The CGN Committee is responsible for: (a) developing and recommending corporate governance principles and procedures applicable to our board and employees; (b) recommending committee composition and assignments; (c) overseeing periodic self-evaluations by the board, its committees, individual directors and management with respect to their respective performance; (d) identifying individuals qualified to become directors; (e) recommending director nominees; (f) assisting in succession planning; (g) recommending whether incumbent directors should be nominated for re-election to our board; and (h) reviewing the adequacy of the Corporate Governance and Nominating Committee Charter on an annual basis.

The Special Committee

In connection with an investigation of the Company by the United States Attorney for the District of New Hampshire (the “USAO Investigation”), discussed in more detail in “Compensation Discussion and Analysis” below, the Board of Directors established a Special Committee on September 28, 2011. The purpose of the Special Committee was to oversee developments relating to the USAO Investigation and any other government or private proceedings that may commence, conduct an internal investigation of the matters relating to the USAO Investigation and oversee management’s response to the USAO Investigation. The Special Committee was reconstituted in August 2012 and currently consists of Messrs. Dakos, Goldstein and Hellerman, with Mr. Goldstein serving as chair and oversees matters relating to the derivative demands made on the Company.

Selection and Evaluation of Director Candidates

In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the CGN Committee may solicit current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The CGN Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates and will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, outside advisors or search firms selected by the CGN Committee. However, the CGN Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by a director or an officer of the Company.

Any shareholder who wishes to recommend a candidate to the CGN Committee for consideration as a director nominee should provide the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s proxy statement and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the CGN Committee and submit additional information if requested to do so. This information should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the CGN Committee to complete its review in a timely fashion.

The CGN Committee selects nominees on the basis of their character, expertise, sound judgment, ability to make independent analytical inquiries, business experience, understanding of the Company’s business environment, ability to make time commitments to the Company, demonstrated teamwork and the ability to bring unique and diverse perspectives and understandings to the Board. These criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. The Board and the CGN Committee have not established a formal policy on the consideration of diversity in director candidates.

Once potential candidates are identified, the CGN Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practical, final candidates are then to be interviewed by each member of the CGN Committee, the Chair of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.

Under the Company’s bylaws, a shareholder may propose a director candidate for nomination if the shareholder is a shareholder of record both at the time of giving of notice of an annual meeting by the Board of Directors and at the time of the annual meeting, is entitled to vote at such annual meeting and delivers the proposal to the Company by the deadline set forth in the Company’s bylaws. Please see “Other Matters—Shareholder Proposals for the 2014 Annual Meeting.”

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee initially consisted of A. Penn Hill Wyrough, Chairman, David Buzen and Walter Higgins. Following a change in Board membership in August 2012, the Compensation Committee was reconstituted and currently consists of Andrew Dakos, Chairman, Michael Crow, Phillip Goldstein and Gerald Hellerman. None of the members of our Compensation Committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board or Compensation Committee.

During 2012, Antony Mitchell, our Chief Executive Officer, served as executive chairman of Ram Power, a geothermal energy firm. From April 2012 through September 2012, Mr. Higgins, a director and a member of the Company’s Compensation Committee through August 2012 and also the chair of the Ram Power Compensation Committee, served as a paid non-employee interim chief executive officer at Ram Power (temporarily recusing himself from Ram Power compensation decisions). Mr. Higgins was compensated for his role as interim non-employee chief executive officer solely with an enhanced retainer. Although Mr. Mitchell, our chief executive, does not serve on the Compensation Committee of Ram Power and did not have any voting authority with respect to Mr. Higgins’ temporary retainer, we believe this temporary relationship gave rise to the Compensation Committee interlock. The Company believes Mr. Higgins remained independent in his perspective while serving on the board of directors and his short tenure as non-employee interim chief executive officer at Ram Power did not influence his decisions at the Company.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal controls and procedures.

In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Corporate Governance—Board Committees and Meetings—The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2012. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61, as amended”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2012 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61, as amended.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Gerald Hellerman (Chairperson)

Michael Crow

Robert Rosenberg

Communications with the Board

Any interested party wishing to communicate with the Board, the Non-Employee Directors or a specific Board member, may do so by writing to the Board, the Non-Employee Directors or the particular Board member, and delivering the communication in person or mailing it to: Imperial Holdings, Inc., 701 Park of Commerce Boulevard, Suite 301, Boca Raton, Florida 33487, Attention: General Counsel. Communications will be distributed to specific Board members as requested by the shareholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters the communication will be forwarded to the Chair of the Audit Committee unless otherwise specified. The Company will forward all such communications, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

Code of Ethics

Our Board has adopted Corporate Governance Guidelines, including a Code of Ethics for our directors, officers and employees. Copies of the Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.imperial.com in the “Investor Relations” section, under the Corporate Governance tab.

DIRECTOR COMPENSATION

Directors who are employees of the Company or its subsidiaries receive no compensation for their service on our Board of Directors. In 2012, our outside directors were compensated as follows:

•

Cash Compensation—(a) Directors were paid $40,000 in a cash annual retainer; (b) the lead director received an additional $5,000 annual retainer; (c) annual committee chair retainers were $30,000 for the Audit Committee chair and $5,000 for each of the committee chairs of the Compensation Committee and the Governance and Nominating Committee; (d) all members of the Audit Committee (including the committee chair) received an additional annual Audit Committee member retainer of $5,000 and members of other committees of the board of directors (including the committee chairs) received $2,000 for their committee membership; (e) regular members of the Special Committee were paid $2,500 per meeting and the chair of the Special Committee was paid $3,000 per meeting (no retainer is paid for participation on this committee).

•

Equity Compensation—Directors were to receive equity compensation valued at 20% of their total expected annual cash compensation on the date of grant. However, due to a Company imposed blackout associated with the USAO Investigation, equity awards for 2012 were not awarded until the Company lifted its self-imposed blackout April 1, 2013, three days after the public release of its annual earnings release and after. The equity awards for 2012 were granted based on the closing price of the Company's shares on April 1, 2013. Former directors received a prorated cash payout in lieu of an equity award.

With the exception of Special Committee meetings, directors do not receive meeting fees or fees for executing written consents in lieu of meetings of the board of directors or its committees. All retainers are paid in quarterly installments. The Company reimburses directors for their travel and lodging expenses if they do not live in the area where a meeting is held. Directors receive no other compensation, perquisite or benefit from the Company.

Effective with the 2013 Annual Meeting, the Compensation Committee recommended and the Board of Directors approved director compensation consisting of the following:

1.	A board retainer consisting of $35,000 in cash and $20,000 in shares of 1-year restricted stock. The number of shares to be granted to each director would be determined based on the fair market value of the Company’s stock on the date prior to the Annual Meeting, and granted in full on the date of the Annual Meeting.

2.	A board chair retainer of $30,000 and committee chair retainers of $30,000 for audit, and $5,000 for all other committee chairs.

3.	A committee member retainer, paid to all members of committees including the committee chairs, of $5,000.

4.	Continuation of the existing special committee meeting fee payments of $3,000 for the chair and $2,500 for other committee members exclusive of the chair.

Additionally, the Board established an ad hoc pricing committee in 2013 to consider the bridge facility described below under “Certain Relationships—Related Party Transactions Policy and Procedure—Bridge Facility.” Members of this Committee received $5,000 for their participation with an additional $5,000 paid to the committee chair.

The table below summarizes the compensation earned by non-employee directors for the fiscal year ended December 31, 2012.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Total
David Buzen*(1)(2)	$156,429	—	$156,429
Michael Crow(1)	$142,102	$14,858	$156,960
Andrew Dakos	$33,617	$7,673	$41,290
Phillip Goldstein	$37,817	$7,673	$45,490
Gerald Hellerman	$48,802	$12,210	$61,012
Walter Higgins*(1)(2)	$142,507	—	$142,507
Robert Rosenberg(1)	$164,626	$19,420	$184,046
A. Penn Hill Wyrough*(1)(2)	$122,439	—	$122,439

*	Former director.
(1)	In 2012 the Company corrected an error in the calculation of 2011 director equity awards, resulting in individual cash payments of $2,660, $2,660, $3,350, $4,970 and $3,060 to Messrs Buzen, Crow, Higgins, Rosenberg and Wyrough, respectively.
(2)	In lieu of an equity award for 2012, Messrs. Buzen, Higgins and Wyrough received a prorated cash payment of $12,457, $8,498 and $7,732, respectively.
(3)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB 718, determined on April 1, 2013, the date of grant, as $4.17 per share.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives and components of our 2012 executive compensation program for named executive officers. Our named executive officers, or NEOs for 2012 were:

•	Antony Mitchell, our chief executive officer;

•	Jonathan Neuman, our former president and chief operating officer;

•	Richard O’Connell, our chief financial officer;

•	Michael Altschuler, our general counsel and secretary; and

•	Miriam Martinez, our senior vice president of finance and operations.

Mr. Neuman resigned from the Company on April 26, 2012. He is considered to be an NEO under SEC rules because his 2012 compensation, inclusive of separation payments and benefits, would have placed him among the three most highly compensated executive officers if he had remained in our employment at the end of 2012.

Executive Summary

During 2011 and throughout 2012, the Company was impacted by matters associated with the USAO Investigation. The suspension and ultimate termination of activities within the premium finance business as well as curtailment of many other business activities during the period of the USAO Investigation severely impacted our annual financial results. Beginning in late 2011 after notification of the USAO Investigation, the Compensation Committee sought to preserve the talent necessary for protecting the Company’s assets and its business operations for the term of what became a very disruptive USAO Investigation.

We compensated our named executive officers in 2012 primarily with base salary. The named executive officers were previously awarded stock options upon or shortly after the initial public offering of our shares in 2011, but no additional equity was awarded in 2012. We implemented a retention program in late 2011 and early 2012 intended to retain key individuals the Company believed were critical to preserving the existing value and assets of the Company through an extended investigation, providing potential severance as well as a minimum annual cash bonus award to our NEOs other than our chief executive officer and our former president and chief operating officer. Consistent with Company performance, no other incentive compensation was granted to any of the Company’s 2012 named executive officers. The Committee approved limited salary increases to three of the five named NEOs in 2012.

Compensation Philosophy

The primary objective of our compensation programs and policies is to attract, retain and motivate executives whose knowledge, skills and performance are critical to our success. We believe that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular named executive officer as necessary to attain our compensation objectives. We also believe it is critical to provide executives and key employees with the opportunity to share in the ownership of the Company as a means of providing appropriate and balanced incentives for achievement.

Determination of Compensation Awards

Following our initial public offering in 2011, we established a Compensation Committee of our Board of Directors, which we refer to as the Committee, with the primary authority to determine and approve the compensation awards available to the Company’s executive officers. During 2012, the Committee was charged with reviewing executive officer compensation policies and practices and making recommendations to the full Board of Directors to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our performance as well as the individual performance, level of expertise and experience of our NEOs, as determined by the Committee based upon the judgment of its members. In 2012, the Committee reviewed existing salary, equity, incentive and retention arrangements covering NEOs. In light of the Company’s performance, the Committee did not award any discretionary bonuses to any NEO. The Committee approved limited salary increases to three of the five NEOs. The Committee did not take any other pay or benefit actions with respect to NEOs other than to approve payment of retention awards pursuant to previously-approved retention arrangements involving Mr. O’Connell, Mr. Altschuler and Ms. Martinez.

In making compensation determinations, the Committee considers recommendations from its independent compensation consultant, Board Advisory LLC. The Committee also considers the chief executive officer’s assessment of the performance of executive officers other than himself as well as recommendations of the chief executive officer regarding base salaries, annual bonus awards, equity-based incentive awards and other employment terms for executive officers. The Committee evaluates the performance of our executive officers annually, including the chief executive officer, based on enterprise-wide financial and non-financial results, individual achievements, leadership and other factors the Committee’s members determine to be appropriate. The chief executive officer generally attends Committee meetings, but is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of senior management may also attend meetings at the Committee’s request, for example, to provide reports and information on agenda topics. The Committee has not established a peer group for compensation purposes.

Stock Ownership Guidelines

The Company currently has not adopted formal policies requiring officers and directors to own stock of the Company.

Use of Compensation Consultants

Since 2011, the Committee has retained Board Advisory LLC (“Board Advisory”) as its compensation consultant to provide advice and resources to help refine and execute the overall compensation strategy. Board Advisory reports directly to the Committee. The Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. In 2012, the Committee directed Board Advisory to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory also met with the Committee during the Committee’s regular meetings, in executive session (where no members of management are present), and with the Committee chair and other members of the Committee outside of the regular meetings.

Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Committee. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•

that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Compensation Elements

We compensated our NEOs for 2012 through base salary, minimum annual bonus payments as part of a Board-approved retention plan, and various broad-based benefits provided to employees generally. Our NEO compensation program also consists of equity and annual discretionary bonus awards. However, we did not award any equity in 2012 nor did we award any discretionary cash bonus payments to our NEOs. During 2012, we did not have a formal policy for allocating total compensation among these elements. The Committee will consider establishing more formal compensation programs in future periods.

Base Salaries. Annual base salaries compensate our NEOs for performing their functional duties with us. We believe base salaries should be competitive based upon an NEO’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. The 2012 base salaries for our NEOs were either established prior to our initial public offering or set by employment contracts, in each case, prior to the establishment of the Committee. The Committee approved limited salary increases to three of the five NEOs. Salary adjustments subsequent to the formation of the Committee are the result of recommendations by the chief executive officer (or the Committee, in the instance of the chief executive officer’s salary) based on individual performance and leadership, as well as external pay practices identified by the Committee’s consultant.

Annual Discretionary Cash Bonus Compensation. For 2012, the Committee evaluated the performance of our NEOs, excluding the chief executive officer, using the Committee members’ subjective assessments of individual and enterprise-wide performance as well as the recommendations of our chief executive officer. Based on these assessments and the recommendation of our chief executive officer, in an effort to conserve cash, the Committee determined not to award discretionary cash bonuses to any of our NEOs for 2012.

Mr. O’Connell, Ms. Martinez, Mr. Altschuler and certain other key employees were paid guaranteed minimum bonus amounts for 2012 in connection with the retention arrangements the Committee established in 2011. The amounts received by Mr. O’Connell, Ms. Martinez and Mr. Altschuler were $250,000, $200,000 and $106,000, respectively.

Under the terms of their employment agreements, the chief executive officer and the former chief operating officer were not entitled to participate in the Company’s annual discretionary cash bonus program during 2012. Instead, each executive was eligible to receive a bonus equal to 0.6% of the Company’s pre-tax income for the year, up to a maximum of three times the executive’s annual base salary, if the Company attained a pre-tax annual income goal of $67,500,000. The Company did not attain this goal. Under the terms of the chief executive officer’s employment agreement, he will continue to be covered by this arrangement for 2013, in lieu of participating in the Company’s annual discretionary bonus program.

Equity-Based Awards. The Company intends for equity-based awards to form an important component in delivering competitive compensation and balanced incentives to achieve short-term results and long-term value creation. We believe equity-based awards provide an efficient vehicle for allowing management to share in the value created for shareholders of the Company and aligning the long-term interests of management with those of our shareholders.

With our initial public offering, we awarded stock options to approximately 128 individuals, including each of our NEOs. The Committee did not approve any equity-based awards in 2012. The Committee expects to consider whether to award equity-based awards to NEOs in future periods based on competitive practice, individual performance, expected future contribution and other factors the Committee may determine to be appropriate.

Retirement Benefits. Retirement benefits are provided to substantially all of our salaried employees, including our NEOs, through the ability to participate in our 401(k) savings plan. We believe the retirement plan provides an important benefit to assist our employees and executives in long-term personal financial planning, improving their personal financial security and their relationship with the Company. We also believe a 401(k) plan is necessary in constructing an overall compensation program that is competitive with other employers and helps us attract prospective employees. We have historically not made any contributions or otherwise matched any employee contributions to the 401(k) plan. We do not provide any supplemental executive retirement benefits or other non-qualified deferred compensation arrangements for our executives.

Other Benefits and Executive Perquisites. We also provide certain other customary benefits to our employees, including the NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year. We do not provide executive perquisites. We do not expect to provide perquisites for executive officers in the future.

Employment Agreements and Retention Arrangements

We believe that employment agreements with executives are appropriate in many instances to ensure clarity and improve trust in the employment relationship, and to provide the Company with non-compete/non-solicitation protective covenants on the part of its executive officers. We do not have any general policies regarding the use of employment agreements. The Company expects that from time to time it may enter into employment agreements with NEOs, whether at the time of hire or thereafter. Since the formation of the Committee, the Committee has reviewed and approved all executive employment agreements and severance agreements prior to execution.

Prior to our initial public offering, in 2010, we entered into written employment agreements, effective upon completion of the offering, with Messrs. Mitchell, Neuman and O’Connell. Pursuant to the terms of his employment agreement, Mr. Mitchell became an employee of the Company upon completion of our initial public offering. Prior to our initial public offering, Mr. Mitchell served as our chief executive officer pursuant to a consulting arrangement with Warburg Investment Corporation, a company he controlled. The arrangement with Warburg was terminated when Mr. Mitchell became a Company employee.

In addition, in late 2011 and early 2012, we implemented retention arrangements for Mr. O’Connell, Mr. Altschuler and Ms. Martinez and certain other key employees. The retention arrangements were approved by the Committee and are intended to retain key individuals the Company believes are critical to preserving the existing value and assets of the Company as the Company re-establishes itself following the USAO Investigation.

The employment agreements and retention arrangements with our NEOs are discussed in more detail under “Executive Compensation—Employment Agreements” and “—Retention Arrangements.”

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation has not, historically, materially affected our compensation decisions. We intend to review the potential effect of Section 162(m) of the Code periodically and use our judgment to authorize compensation payments that may be subject to the Section 162(m) deductibility limit when we believe such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our executive officers.

Risk Management Implications of Executive Compensation

In connection with its oversight of compensation related risks, the Committee and management annually evaluate whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The structure of our current bonus program for certain key employees is primarily retention based, which mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. Although certain of our employees who are not executive officers are compensated by the number of transactions they complete, our underwriting process is designed to prevent us from entering into transactions that deviate from our underwriting standards. We believe our employee and executive assessment process is well aligned with creating long-term value and does not create an incentive for excessive risk taking or unusual pressure on any single operating measure.

Our chief executive officer is provided the opportunity to earn annual cash awards based on the pre-tax income of the enterprise, rather than a pure production measure. Based on this evaluation, the Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew Dakos (Chairperson)

Michael Crow

Phillip Goldstein

Gerald Hellerman

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2012

The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2010, 2011 and 2012.

	Year	Salary	Bonus	Option Awards(5)	All Other Compensation	Total
Antony Mitchell,	2012	$525,000	—	—	—	$525,000
Chief Executive	2011	$452,308	—	$597,600	$87,179	$1,137,087
Officer(1)	2010	—	—	—	$929,808	$929,808

Jonathan Neuman,	2012	$161,538	—	—	$1,400,000	$1,561,538
Former President(2)	2011	$556,154	—	$597,600	$68,278	$1,222,032
	2010	$754,907	$250,000	—	$63,429	$1,068,336

Richard O’Connell	2012	$326,859	$250,000	—	—	$576,859
Chief Financial	2011	$304,462	$100,000	$161,850	—	$566,312
Officer(3)	2010	$270,000	—	—	—	$270,000

Miriam Martinez	2012	$289,961	$200,000	—	—	$489,961
SVP, Finance(3)(4)

Michael Altschuler	2012	$279,419	$106,000	—	—	$385,419
General Counsel(3)(4)

(1)	Prior to our initial public offering, Mr. Mitchell provided services to the Company pursuant to a consulting arrangement with Warburg Investment Corporation (“Warburg”). The amount shown for 2011 as “All Other Compensation” represents payments made to Warburg for Mr. Mitchell’s services prior to his becoming an employee of the Company. Mr. Mitchell became a Company employee effective on the closing of our initial public offering.
(2)	Mr. Neuman resigned on April 26, 2012. The amount shown for 2012 as “All Other Compensation” represents payments made to Neuman pursuant to his Separation Agreement.
(3)	The amount shown for 2012 as “Bonus” represents a minimum bonus payment to the officer pursuant to the officer’s retention agreement. Per his employment agreement, in 2011 Mr. O’Connell received a one time “success fee” upon completion of our initial public offering.
(4)	Ms. Martinez and Mr. Altschuler became executive officers of the Company in 2012.
(5)	Represents the grant date fair value of stock option awards computed in accordance with FASB ASC 718. These amounts do not factor in an estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the fair value of the awards are set forth in Note 11 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Additional information regarding the awards is set forth below under Outstanding Equity Awards At Fiscal Year-End 2012.

2012 GRANTS OF PLAN-BASED AWARDS

No equity awards were made to our NEOs in 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Antony Mitchell	40,000	80,000	(1)	$10.75	2/6/18
Richard O’Connell	10,834	21,666	(1)	$10.75	2/6/18
Miriam Martinez	3,733	7,467	(1)	$10.75	2/6/18
	667	1,333	(2)	$10.71	3/8/18
Michael Altschuler	2,908	5,817	(1)	$10.75	2/6/18
	667	1,333	(2)	$10.71	3/8/18

(1)	The options vest in two equal annual installments on February 7, 2013 and 2014, subject to the executive’s continued employment.
(2)	The options vest in two equal annual installments on March 9, 2014 and 2015.

2012 OPTION EXERCISES AND STOCK VESTED

None of our NEOs exercised stock options during 2012.

Employment Agreements

In 2010, we entered into employment agreements with Mr. Mitchell, Mr. Neuman and Mr. O’Connell, effective upon the closing of the initial public offering in 2011. Mr. Neuman later resigned on April 26, 2012. These employment agreements establish key employment terms (including reporting responsibilities, base salary, target performance bonus opportunity and other benefits), provide for severance benefits in certain situations, and contain non-competition, non-solicitation and confidentiality covenants, as well as indemnification provisions. Ms. Martinez and Mr. Altschuler are not covered by employment agreements.

The employment agreements modified certain elements of compensation of some of our executive officers. Under his employment agreement, Mr. Mitchell’s base salary was set at $525,000, a $325,000 reduction, excluding expense reimbursements, over the aggregate 2010 fee that was paid to Mr. Mitchell’s corporation, Warburg, because we now pay Mr. Mitchell directly and in recognition of his increased incentive-based compensation opportunity. With respect to Mr. O’Connell, base salary was initially set at $310,000 under his employment agreement which was comparable to his salary prior to our initial public offering. In determining subsequent changes to Mr. O’Connell’s salary, as well as the salary levels of new executive officers, our chief executive officer considered the increased responsibilities in growing the company and the work involved in transitioning it to a publicly-held company.

Mr. Mitchell’s employment agreement provides that in our 2013 fiscal year, he will receive an annual bonus equal to 0.6% of our pre-tax income for such year, provided specified thresholds are met and provided further that the maximum annual bonus payable shall not exceed three times his base salary on the last day of such year. Under his employment agreement, Mr. Mitchell will not otherwise participate in any annual bonus plan we establish for our executive officers. Mr. O’Connell’s employment agreement provided for a one time “success fee” of $100,000, which was paid to Mr. O’Connell upon completion of our initial public offering.

All of the employment agreements provide that if the officer’s employment is terminated for any reason other than cause, then we will pay the officer, in addition to his or her accrued base salary and other earned amounts to which the officer is otherwise entitled, a pro rata portion of the annual incentive bonus, if any, payable with respect to the year in which the termination occurs. In addition, the employment agreements provide for severance payments to our officers upon the termination of their employment by us without cause. Mr. Mitchell’s employment agreement also provides for severance payments if he terminates his employment for good reason. Payment and benefit levels were determined based on a variety of factors including the position held by the individual receiving the termination benefits and current trends in the marketplace regarding such benefits.

The employment agreements permit us to terminate them for “cause” if the officer (i) commits a willful, intentional or grossly negligent act having the effect of materially injuring our business, or (ii) is convicted of or pleads “no contest” to a felony involving moral turpitude, fraud, theft or dishonesty, or (iii) misappropriates or embezzles any of our or our affiliates’ property. The employment agreement for Mr. O’Connell also permits us to terminate him for cause if he: (i) fails, neglects or refuses to perform his employment duties; or (ii) commits a willful, intentional or grossly negligent act having the effect of materially injuring our reputation or interests; or (iii) violates or fails to comply with our rules, regulations or policies; or (iv) commits a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty; or (v) breaches any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant-not-to-sue or other agreement in effect with us. Mr. Mitchell’s employment agreement permits him to terminate employment for good reason if we: (i) materially diminish his base salary; or (ii) materially diminish his authority, duty or responsibilities or the authority, duties or responsibilities of the supervisor to whom he is required to report; or (iii) require him to relocate a material distance from his primary work location; or (iv) breach any our material obligations under the employment agreement.

If he becomes entitled to severance payments, Mr. Mitchell’s employment agreement entitles him to receive a severance payment equal to three times the sum of his base salary and the average of the prior three year’s annual cash bonus, provided, however, that if he is terminated from employment prior to the completion of three years following the effective date of his employment agreement, then the severance payment will be equal to six times his base salary. The severance payment is payable in equal installments over a twenty-four month period. If Mr. O’Connell becomes entitled to severance payments, he will be entitled to receive continued base salary for a period equal to four months, plus one month for each complete three months of service completed with us, subject to a maximum of twelve months; this provision, however, is superseded by Mr. O'Connell's retention arrangement during the term of that arrangement as discussed below. Each officer with an employment agreement is required to execute a release of all claims he or she may have against us as a condition to the receipt of the severance payments. Each officer with an employment agreement is subject to non-competition, confidentiality and non-solicitation covenants that expire eighteen to twenty-four months after termination of employment. Mr. Mitchell, however, is only subject to such covenants if he receives severance payments. However, with respect to Mr. Mitchell, if the severance payments are not otherwise payable, we can elect to pay such severance payments in exchange for his agreement to comply with the non-competition, confidentiality and non-solicitation covenants contained in his employment agreement.

Mr. Mitchell’s employment agreement also entitles him to reimbursement for any legal costs he incurs in enforcing his rights under the employment agreement, regardless of the outcome of such legal contest, as well as interest at the prime rate on any payments under the employment agreement that are determined to be past due, unless prohibited by law.

All of the employment agreements include a provision that allows us to reduce the employee’s severance payments and any other payments to which they become entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, he is better off, on an after-tax basis, receiving such payments and paying the excise taxes due.

Separation Agreement

On April 26, 2012, Mr. Neuman resigned and entered into a separation agreement with the Company. In exchange for a general release of claims and other terms described in the agreement, Mr. Neuman received a lump sum payment of $1.4 million, continued indemnification for actions taken in his capacity as an officer of the Company and continued reimbursement of certain legal fees.

Retention Arrangements

In February 2012, the Company entered into retention arrangements with Mr. O’Connell, Ms. Martinez and Mr. Altschuler. Under the terms of the retention arrangements, in the event employment is terminated without cause, or, in the instance of Mr. O’Connell, the executive terminates his employment with the Company for good reason, in each case, prior to December 31, 2013, the executive will be entitled to twenty-four months’ base salary in addition to any accrued benefits. In addition, the retention arrangement provides that should the executive remain with the Company through each of the respective calendar years, Mr. O’Connell, Ms. Martinez and Mr. Altschuler will be entitled to a minimum bonus of $250,000, $200,000 and $106,000, respectively, for each of 2012 and 2013. Except for the provisions relating to severance and other termination benefits, the terms of Mr. O’Connell’s employment agreement remain in effect during the term of the retention arrangement and the provisions of the employment agreement relating to severance and other termination benefits will again be in effect following any termination of the retention arrangement if Mr. O’Connell is then employed by the Company. Likewise, the severance and other termination benefits in Mr. Altschuler’s employment offer letter with the Company, which provides for severance of one year’s salary upon a termination without cause, will again be in effect following any termination of the retention agreement if Mr. Altschuler is then employed by the Company.

With respect to Mr. O’Connell’s retention arrangement, good reason is generally defined as any requirement that Mr. O’Connell relocates from New Jersey to the Company’s headquarters or spend more than three days per week outside of the greater New York City area. Cause is defined for purposes of Mr. O’Connell’s retention arrangement in substantially the same manner as in Mr. O’Connell’s employment agreement.

Potential Payments Upon Termination

The following table sets forth the amounts payable to our NEOs upon termination of their employment, in each case, effective at December 31, 2012.

Name	Cash Severance		Option Awards(1)	Total(2)
Termination by Company Without Cause (except in the case of death or disability):
Antony Mitchell	$3,150,000	(3)	—	$3,150,000

Richard O’Connell	$1,001,000	(4)	—	$1,001,000
Miriam Martinez	$777,501	(5)	—	$777,501
Michael Altschuler	$662,501	(5)	—	$662,501

Termination by the Executive for Good Reason:
Antony Mitchell	$3,150,000	(3)	—	$3,150,000

Richard O’Connell(4)	$751,000		—	$751,000
Miriam Martinez	$—		—	$—
Michael Altschuler	$—		—	$—

(1)	The vesting of stock options held by our NEOs would automatically accelerate in full upon a change in control or the NEO’s death. In addition, the vesting of stock options held by Mr. Mitchell would automatically accelerate in full if we terminate his employment other than for cause, his employment terminates due to his disability or he resigns for good reason. Assuming any of these triggering events occurred on December 31, 2012, based on the closing price of our common stock on December 31, 2012 of $4.45 per share, our NEOs would not have received any payments as a result of this accelerated vesting.
(2)	The employment agreements allow us to reduce the severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Internal Revenue Code Section 280G, unless, with respect to Mr. Mitchell, the NEO is better off, on an after-tax basis, receiving such payments and paying the excise taxes due. The amounts shown assume no such reduction would occur.
(3)	If Mr. Mitchell becomes entitled to severance payments prior to the completion of three years following the effective date of his employment agreement, then the severance payments are equal to six times his base salary.
(4)	Pursuant to a retention arrangement entered into with Mr. O’Connell in February 2012, in the event Mr. O’Connell’s employment is terminated without cause or Mr. O’Connell terminates his employment with the Company for good reason, in each case, prior to December 31, 2013, Mr. O’Connell will be entitled to receive 24 months’ base salary and, to the extent not previously paid, his minimum guaranteed bonus of $250,000 for the year preceding the year of termination.
(5)	Pursuant to a retention arrangement entered into with Ms. Martinez and Mr. Altschuler in February 2012, in the event the executive’s employment is terminated without cause prior to December 31, 2013, the executive will be entitled to receive 24 months’ base salary and, to the extent not previously paid, their minimum guaranteed bonus for the year preceding the year of termination.

CERTAIN RELATIONSHIPS

Related Party Transactions Policy and Procedure

The Audit Committee has adopted a written policy for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders of the Company or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under New York Stock Exchange listing requirements.

Certain transactions are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which the sole relationship with the other company is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for Audit Committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•

in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under New York Stock Exchange listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.

Since January 1, 2012, there have been no transactions of more than $120,000 between us and any 5% or more shareholder of the Company, director or executive officer or any of their family members other than the transactions listed in this section. Prior to our initial public offering, as a private company we did not have separate procedures or criteria for approving related party transactions. However, following our initial public offering, we follow the procedures described above in reviewing related party transactions as the agreements for such transactions come up for renewal.

Bridge Facility

On March 27, 2013, a subsidiary of the Company, Greenwood Asset Portfolio, LLC ("Greenwood"), issued $45 million in aggregate principal amount of senior secured bridge notes (the "Bridge Facility") pursuant to an indenture with Wilmington Trust Company, as indenture trustee. Notes under the Bridge Facility were sold to, among others, affiliates of the following 5% shareholders: Brooklyn Capital Management, LLC, Indaba Capital Management, LLC and Nantahala Capital Management LLC.

Brooklyn Capital Management, LLC, manages entities comprising the Company’s largest shareholder, Bulldog Investors, and is affiliated with two of the Company’s directors, Andrew Dakos and Phillip Goldstein. Brooklyn Capital Management, LLC, did not actively negotiate any of the Bridge Facility's terms and its participation in the Bridge Facility was a condition to the purchase of notes by other investors. In addition, the Board established an ad hoc pricing committee consisting of independent and disinterested directors who considered and approved the terms of the Bridge Facility.

Interest under the Bridge Facility accrues at 12% per annum for the first nine months from the issue date, and increases by 600 basis points thereafter to 18% per annum. Up to 25% of the net proceeds from the Bridge Facility after transaction expenses may be used by the Company for general corporate purposes, including for premium payments on life insurance policies not owned by Greenwood, with the balance used to pay fees and expenses associated with the Bridge Facility and for premiums on life insurance policies owned by Greenwood. The Bridge Facility is guaranteed by the Company and its subsidiary, OLIPP IV, LLC, and secured by the cash on account at Greenwood and its portfolio of life insurance policies. The Bridge Facility is also secured by pledges of the equity interests of Greenwood's direct parent and each subsidiary of the Company, other than its licensed life settlement provider, that holds life insurance policies that are not subject to the subrogation rights of the Company's lender protection insurance carrier.

Notes under the Bridge Facility were issued at 92% of their face amount and are pre-payable at par at any time. The Bridge Facility is subject to mandatory prepayment provisions upon the issuance of additional debt, equity raises and asset sales. Mandatory prepayments are generally at par although certain asset sales and a change of control each trigger a mandatory prepayment obligation at 109%. The Bridge Facility requires the maintenance of a 2 times asset coverage ratio and six months of cash on hand to pay interest on the Bridge Facility and premiums on life insurance policies owned by Greenwood. Upon a failure to maintain requisite cash on hand, the Company may be obligated to sell policies to repay the lenders under the Bridge Facility.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our NEOs as disclosed in this Proxy Statement.

Our Board is committed to good corporate governance and recognizes the substantial interests that shareholders have in executive compensation matters. While the vote sought by this proposal is advisory and not binding, the Board and the Compensation Committee value the input of the Company’s shareholders, and will consider the outcome of the vote when making future executive compensation determinations.

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail as well as the detailed information provided under “Executive Compensation” beginning on page 23 of this Proxy Statement. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards its long-term goals.

We are asking our shareholders to signal their support for the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2013 Annual Meeting under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

The Board of Directors unanimously recommends a vote “FOR” the advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement.

ITEM 3—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Item 2 above should occur every one year, two years or three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. Voting every year, rather than every two or three years, will provide shareholders with the opportunity to review the Company’s compensation program annually and make any desired adjustments, rather than waiting for two or three years to make any desired changes.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board of Directors unanimously recommends that shareholders vote to conduct future advisory votes on executive compensation every year.

ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

If the appointment is not ratified, the Board will reconsider whether or not to retain Grant Thornton LLP. In such event, the Company may decide to retain Grant Thornton LLP or select another nationally recognized accounting firm without a vote of shareholders. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Independent Registered Public Accounting Firm Fees and Services

Grant Thornton LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2012 and 2011. Aggregate fees for professional services rendered to us by our independent registered public accounting firm are set forth below.

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit Fees	$939,502	$1,706,116
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$939,502	$1,706,116

Audit Fees

The fees in this category were for professional services and expenses rendered in connection with (1) the audits of the Company’s annual financial statements, which also included the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements and (3) audits of the Company’s subsidiaries that are required by statute, contract or regulation.

Pre-Approval Policies and Procedures

It is our Board of Directors’ policy to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. We approved all services that our independent accountants provided to us in the past two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock, as of March 20, 2013, by each person known by the Company to own more than 5% of our common stock, each director, nominees and each of the executive officers identified in the Summary Compensation Table and by all of its directors, nominees and executive officers as a group. The table lists the number of shares and percentage of shares beneficially owned based on 21,206,121 shares of common stock outstanding as of March 27, 2013. Except as otherwise noted, the information presented for persons known to own more than 5% of our common stock is derived from filings made by such persons with the Securities and Exchange Commission pursuant to section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Bulldog Investors General Partnership(1)	2,428,493	11.5%
Nantahala Capital Management, LLC(2)	2,119,786	9.9%
Wellington Management Company, LLP(3)	1,751,997	8.3%
Discovery Capital Management, LLC(4)	1,750,000	8.3%
Freestone Capital Management, LLC(5)	1,522,302	7.2%
Indaba Capital Management, LLC(6)	1,470,486	6.9%
Executive Officers, Nominees and Directors
Anthony Mitchell(7)	1,471,087	6.9%
Jonathon Neuman(8)	1,140,389	5.4%
Richard O’Connell, Jr(9)	29,166	*
Michael Altschuler(10)	7,150	*
Miriam Martinez(11)	8,800	*
Michael Crow(12)	627	*
Andrew Dakos(13)	2,428,493	11.5%
Philip Goldstein(14)	2,428,493	11.5%
Gerald Hellerman(15)	22,000	*
Robert Rosenberg(16)	1,933	*
James Chadwick(17)	500	*
Richard Dayan(18)	32,500	*
All directors and executive officers as a group (nine persons)	3,964,255	18.0%

*	Less than one percent.
(1)	Based upon the Schedule 13D/A filed with the SEC on March 27, 2013, Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos are deemed to have beneficial ownership of 2,428,493 shares of common stock. The business address is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663.
(2)

Based upon the Schedule 13G/A filed with the SEC on February 14, 2013, Nantahala Capital Management, LLC is deemed to have beneficial ownership of 2,119,786 shares of common stock, of which such entity held sole investment power as to of 2,119,786 shares and sole voting power as to of 2,119,786 shares. The business address is 100 First Stamford Place, 2nd Floor, Stamford, CT 06902.

(3)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2013, Wellington Management Company, LLP, in its capacity as investment adviser, is deemed to share beneficial ownership of 1,751,997 shares of common stock which are held of record by clients of Wellington Management Company LLP. The business address is 280 Congress Street, Boston, MA 02210.
(4)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2013 by Discovery Capital Management, LLC, Robert K. Citrone and Discovery Global Opportunity Master Fund, LLC who have voting and investment power over 1,750,000, 1,750,000 and 1,349,600 shares, respectively. The business address is 20 Marshall Street, South Norwalk, CT 06854.

(5)	Based upon the responses provided by Freestone Capital Management, LLC to the Company’s Questionnaire to Directors, Executive Officers and Five Percent Shareholders, Freestone Capital Management, LLC, directly or indirectly, has or shares voting power in 1,522,302 shares of common stock, or 1,522,302 shares of common stock over which Freestone Capital Management, LLC can acquire voting or investment power within 60 days. The business address is 1918 Eighth Avenue, Ste 3400, Seattle, Washington 98101.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2013 by Indaba Capital Management, LLC, Indaba Partners, LLC, Indaba Capital Fund, L.P. and Derek C. Schrier who have shared voting and investment power over 1,464,127 shares. Derek C. Schrier held sole investment power as to of 6,359 shares and sole voting power as to of 6,359 shares The business address of each of the Investment Manager and the General Partner is a Delaware limited liability company and the Fund is a Cayman Islands exempted limited partnership. The Senior Managing Member is a United States citizen.
(7)	Includes 684,334 shares of common stock, options to purchase 80,000 shares of common stock and warrants to purchase 706,753 shares of common stock. Does not include options to purchase 40,000 shares of common stock, which will vest on February 7, 2014, warrants to purchase 675,556 shares of common stock, which will vest in equal installments on February 8, 2014 and February 8, 2015, and warrants to purchase 31,198 shares of common stock, which will vest in equal installments on February 15, 2014 and February 15, 2015.
(8)	Includes 433,636 shares of common stock and warrants to purchase 706,753 shares of common stock. Does not include warrants to purchase 675,556 shares of common stock, which will vest in equal installments on February 8, 2014 and February 8, 2015, and warrants to purchase 31,198 shares of common stock, which will vest in equal installments on February 15, 2014 and February 15, 2015.
(9)	Includes 7,500 shares of common stock and options to purchase 21,666 shares of common stock. Does not include options to purchase 10,834 shares of common stock, which will vest on February 7, 2014.
(10)	Includes options to purchase 7,150 shares of common stock. Does not include options to purchase 2,908 and 667 shares of common stock, which will vest on February 7, 2014 and March 9, 2014, respectively.
(11)	Includes options to purchase 8,800 shares of common stock. Does not include options to purchase 3,733 and 667 shares of common stock, which will vest on February 7, 2014 and March 9, 2014, respectively.
(12)	Includes 627 shares of common stock.
(13)	Includes 1,253,581 shares of common stock owned by various private investment funds, the general partners of which Mr. Dakos is a principal. Also includes 1,174,912 shares of common stock held by various accounts over which Mr. Dakos holds voting and/or investment power.
(14)	Includes 1,253,581 shares of common stock owned by various private investment funds, the general partners of which Mr. Goldstein is a principal. Also includes 1,174,912 shares of common stock held by various accounts over which Mr. Goldstein holds voting and/or investment power.
(15)	Includes 20,000 shares of common stock owned by Mr. Hellerman and 2,000 shares of common stock held by Mr. Hellerman’s spouse.
(16)	Includes 1,933 shares of common stock.
(17)	Includes 500 shares of common stock.
(18)	Includes 12,500 shares of common stock owned by Mr. Dayan and 20,000 shares of common stock owned by a partnership in which Mr. Dayan is a general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% shareholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2012, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Shareholder Proposals for the 2014 Annual Meeting

Shareholder proposals, including shareholder director nominations, intended for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 for the 2013 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 9, 2013. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s Proxy Statement. Shareholder proposals not intended for inclusion in next year’s Proxy Statement or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than December 9, 2013. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

Householding

The Company’s annual report, including audited financial statements for the fiscal year ended December 31, 2012, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, the Company will promptly deliver a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Imperial Holdings, Inc., 701 Park of Commerce Boulevard, Suite 301, Boca Raton, Florida 33487, Attention: Investor Relations or who calls our Investor Relations staff at 561-672-6114.

You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one proxy statement, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and proxy statement, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.

Additional Information

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from our Company, without charge, a copy of our Company’s 2013 Proxy Statement for Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2012, by written request addressed to Imperial Holdings, Inc., 701 Park of Commerce Blvd., Suite 301, Boca Raton, FL 33487, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

The reports of the Audit Committee and Compensation Committee are not soliciting material, are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate these reports by reference in another filing.

By Order of the Board of Directors

Michael Altschuler General Counsel and Secretary

Boca Raton, Florida

April 8, 2013

☐	¢

IMPERIAL HOLDINGS, INC.

Annual Meeting of Shareholders

June 6, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Antony Mitchell and Michael Altschuler, and each or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IMPERIAL HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on June 6, 2013, at the offices of Holland & Knight LLP located at 31 West 52nd Street, 12th Floor New York, New York 10019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

IMPERIAL HOLDINGS, INC.

June 6, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The 2012 Annual Report, Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16911

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the following:				The Board of Directors recommends you vote FOR proposal 2:
1. Election of Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:		2. To vote on an advisory resolution on the 2012 compensation of certain of the Company’s executive officers.		☐	☐	☐
☐	FOR ALL NOMINEES	O James Chadwick O Michael Crow		The Board of Directors recommends you vote 1 YEAR on the shareholder advisory vote on executive compensation:
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Andrew Dakos O Richard Dayan O Phillip Goldstein O Gerald Hellerman O Antony Mitchell		3. To determine the frequency of future shareholder advisory votes on executive compensation.	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
The Board of Directors recommends you vote FOR proposal 4:
						FOR	AGAINST	ABSTAIN
				4. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.		☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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